UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 11, 2015

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

151 S. El Camino Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD
On November 11, 2015, Kennedy Wilson Europe Real Estate plc (“KWE,” LSE: KWE), issued a release announcing the publication of the final terms of its €400 million aggregate principal amount of senior unsecured notes due 2025 (the “Notes”). A copy of the release is furnished herewith as Exhibit 99.1. The transaction closed on November 12, 2015.

Kennedy-Wilson Holdings, Inc. (the “Company”) currently owns approximately 17.8% of the total issued share capital of KWE. A wholly-owned subsidiary of the Company incorporated in Jersey also serves as KWE’s external manager pursuant to an investment management agreement.

The information in this report (including Exhibit 99.1) is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

ITEM 8.01. OTHER ITEMS

The discussion below relates to an issuance of debt securities by Kennedy Wilson Europe Real Estate plc (“KWE”). Kennedy-Wilson Holdings, Inc. (the “Company”) currently owns approximately 17.8% of the total issued share capital of KWE, and a wholly owned subsidiary of the Company incorporated in Jersey also serves as KWE’s external manager pursuant to an investment management agreement. KWE’s financial position and results of operations are consolidated in the Company’s consolidated financial statements. The debt securities described below are obligations of KWE, and not of the Company.

On November 12, 2015, KWE completed an offering of €400 million 3.25% Notes due 2025 (the “Notes”) under its Euro Medium Term Note Programme (the “Programme”). The Notes were issued pursuant to the Trust Deed (the “Trust Deed”) relating to the Programme, dated as of November 5, 2015, between KWE and Deutsche Trustee Company Limited, as trustee (the “Trustee”). The Notes were offered and sold in offshore transactions outside the United States.

The Notes are KWE’s senior, unsecured obligations and rank equally in right of payment with all of KWE’s existing and future unsecured and unsubordinated obligations, including its existing £300 million senior unsecured bonds due June 30, 2022.

The Notes have an annual fixed coupon of 3.25%. Interest on the Notes is payable annually in arrears on November 12 of each year, commencing on November 12, 2016. The Notes will mature on November 12, 2025.

In addition, KWE may, at any time, redeem all or some of the Notes for cash at their principal amount plus, if applicable, a “make-whole” premium set forth in the terms and conditions of the Notes, together with accrued and unpaid interest to, but excluding, the redemption date. However, the redemption price will not include a “make-whole” premium if the redemption date is on or after August 12, 2025.

Upon the occurrence of a customary “put event” linked to certain change of control events, holders of the Notes will have the right to require KWE to repurchase their Notes at a cash price equal to their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes include customary agreements and covenants by KWE, including covenants limiting the incurrence of indebtedness, imposing a minimum interest coverage ratio of 1.50 to 1 and requiring KWE to maintain a specified level of total unencumbered assets.

Certain events are considered events of default under the terms and conditions of the Notes and the Trust Deed, which may result in the accelerated maturity of the Notes, including the following events:

•	the failure to pay principal of or any interest on any of the Notes when due, where such failure continues for a specified cure period;

•	KWE fails to perform or comply with any of its other obligations in the Notes or the Trust Deed, subject in some cases to a specified cure period;

•	certain failures to pay, defaults or events of default by KWE or its material subsidiaries under their respective present or future indebtedness;

•	the occurrence of certain enforcement proceedings or the enforcement of security interests with respect to KWE or its material subsidiaries, subject to specified cure periods; and

•	the occurrence of certain insolvency-related events.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Kennedy Wilson Europe Real Estate plc RNS release dated November 11, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2015	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Kennedy Wilson Europe Real Estate plc RNS release dated November 11, 2015.